Exhibit 99.1

United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
203 622 6080

unitedrentals.com

United Rentals Announces Fourth Quarter and Full Year 2013 Results

and Provides 2014 Outlook

STAMFORD, Conn. – January 22, 2014 – United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter and full year 20131.

For the fourth quarter of 2013, total revenue was $1.338 billion and rental revenue was $1.133 billion, compared with $1.249 billion and $1.036 billion, respectively, for the same period the prior year. On a GAAP basis, the company reported fourth quarter net income of $140 million, or $1.31 per diluted share, compared with $41 million, or $0.40 per diluted share, for the same period the prior year.

Adjusted EPS2 for the quarter was $1.59 per diluted share, compared with $1.27 per diluted share for the same period the prior year. Adjusted EBITDA3 was $651 million and adjusted EBITDA margin was 48.7% for the quarter.

For the full year 2013, total revenue was $4.955 billion and rental revenue was $4.196 billion. On a GAAP basis, full year net income was $387 million, or $3.64 per diluted share.

Adjusted EPS for the full year was $4.91 per diluted share, compared with $3.76 per diluted share for 2012. Adjusted EBITDA was $2.293 billion and adjusted EBITDA margin was 46.3% for the full year.

2013 Highlights

On a pro-forma basis (that is, assuming the combination of United Rentals results and RSC results for the full year 2012):

•	Full year 2013 total revenue increased 6.2% compared with $4.664 billion for 2012. Full year 2013 rental revenue (which includes owned equipment rental revenue, re-rent revenue and ancillary items) increased 7.0% compared with $3.920 billion for 2012. Within rental revenue, owned equipment rental revenue increased 7.8% for the full year, reflecting year-over-year increases of 6.9% in the volume of equipment on rent and 4.2% in rental rates.

•	Fourth quarter 2013 rental revenue increased 9.4% year-over-year. Within rental revenue, owned equipment rental revenue increased 9.6% for the quarter, reflecting year-over-year increases of 8.2% in the volume of equipment on rent and 4.0% in rental rates.

[1]	On April 30, 2012, the company completed the acquisition of RSC Holdings Inc. (“RSC”). The results of RSC’s operations have been combined with the company’s results since that date.
[2]	Adjusted EPS is a non-GAAP measure that excludes the impact of the following special items: (i) RSC merger-related costs; (ii) restructuring charge; (iii) asset impairment charge; (iv) pre-close RSC merger related interest expense; (v) impact on interest expense related to fair value adjustment of acquired RSC indebtedness; (vi) impact on depreciation related to acquired RSC fleet and property and equipment; (vii) impact of the fair value mark-up of acquired RSC fleet and inventory; (viii) RSC merger related intangible asset amortization; (ix) loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures; and (x) gain on sale of software subsidiary. See table below for amounts.
[3]	Adjusted EBITDA is a non-GAAP measure that excludes the impact of the following special items: (i) RSC merger-related costs; (ii) restructuring charge; (iii) impact of the fair-value mark up of acquired RSC fleet and inventory; (iv) gain on sale of software subsidiary; and (v) stock compensation expense, net. See table below for amounts.

•	Fourth quarter 2013 adjusted EBITDA and adjusted EBITDA margin increased $98 million and 440 basis points, respectively, from the same period in 2012. Full year 2013 adjusted EBITDA and adjusted EBITDA margin increased $305 million and 370 basis points, respectively, from 2012.

•	Flow-through, which represents the year-over-year change in adjusted EBITDA divided by the year-over-year change in total revenue, was 110.1% for the fourth quarter of 2013 and 104.8% for the full year.

•	Time utilization increased 60 basis points year-over-year to 69.3% for the fourth quarter of 2013. Full year time utilization increased 70 basis points to a company record 68.2%.

•	The company generated $134 million of proceeds from used equipment sales at a gross margin of 46.3% for the fourth quarter of 2013, compared with $141 million of proceeds at a gross margin of 39.7% the prior year. For the full year 2013, the company generated $490 million of proceeds from used equipment sales at a gross margin of 44.9%, compared with $463 million of proceeds at a gross margin of 39.7% for 2012.[4]

•	The company realized $59 million of cost synergies in the fourth quarter of 2013, and $236 million for the full year, related to the integration of RSC.

2014 Outlook

The company provided the following outlook for the full year 2014:

•	Total revenue in a range of $5.25 billion to $5.45 billion;

•	Adjusted EBITDA in a range of $2.45 billion to $2.55 billion;

•	An increase in rental rates of approximately 4.0% year-over-year;

•	Time utilization of approximately 68.5%;

•	Net rental capital expenditures of approximately $1.15 billion, after gross purchases of approximately $1.65 billion; and

•	Free cash flow in the range of $400 million to $450 million.

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, “2013 was a year of unparalleled achievement for our company, both operationally and in terms of value creation. We reported record results for full year revenue, EBITDA, EBITDA margin and EPS, due to the disciplined execution of our strategy and our successful integration of RSC. We also generated $421 million of operational free cash flow, while continuing to grow our fleet in an improving marketplace. We ended on a strong note, with year-over-year increases in rate and time utilization, positioning us well for 2014.”

Kneeland continued, “This year, we will continue to implement our strategy to profitably grow the business, drive down leverage and return cash to shareholders. We expect our growth to be supported by higher rental rates, free cash flow generation and an increase in demand from our end markets. We agree with industry forecasts that the bulk of the recovery in non-residential construction lies ahead, and equipment rental is still in the early stages of a multi-year growth cycle.”

Free Cash Flow and Fleet Size

For the full year 2013, free cash flow was $383 million after: (i) total rental and non-rental capital expenditures of $1.684 billion; and (ii) aggregate cash payments of $38 million related to merger and restructuring activities.

[4]	Used equipment margins exclude the impact of the fair-value mark-up of acquired RSC fleet that was sold.

The size of the rental fleet was $7.73 billion of original equipment cost at December 31, 2013, compared with $7.23 billion at December 31, 2012. The age of the rental fleet was 45.2 months on an OEC-weighted basis at December 31, 2013, compared with 47.2 months at December 31, 2012.

Share Repurchase Authorization

During the fourth quarter of 2013, the company repurchased $9 million of common stock as part of the $500 million share repurchase program that was announced in October 2013. The company’s current intention is to complete the repurchases within 18 months of the October announcement.

Return on Invested Capital (ROIC)

Return on invested capital, on an as-reported basis, was 7.5% for the 12 months ended December 31, 2013, an increase of 10 basis points from the same period last year. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by the averages of stockholders’ equity, debt and deferred taxes, net of average cash and excludes the impact of merger and restructuring related costs. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.5

Conference Call

United Rentals will hold a conference call tomorrow, Thursday, January 23, 2014, at 11 a.m. Eastern Time. The conference call will be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call, and by calling 866-238-1422.

Non-GAAP Measures

Free cash flow (usage), earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow (usage) represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. EBITDA represents the sum of net income, provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of RSC merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and inventory and the gain on sale of our software subsidiary. Adjusted EPS represents EPS plus the sum of the RSC merger related costs, restructuring charge, asset impairment charge, pre-close RSC merger related interest expense, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet and inventory, RSC merger related intangible asset amortization, the gain on sale of our software subsidiary and the loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. The company believes that: (i) free cash flow (usage) provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow and Adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort.

[5]	When adjusting the denominator of the ROIC calculation to also exclude average goodwill, ROIC on an as-reported basis was 10.3% for the 12 months ended December 31, 2013, an increase of 70 basis points from the same period last year.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 832 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 11,850 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,100 classes of equipment for rent with a total original cost of $7.73 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in the recovery of North American construction and industrial activities, which decreased during the economic downturn and significantly affected our revenues and profitability, may further reduce demand for equipment and prices that we can charge; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) a decrease in levels of infrastructure spending, including lower than expected government funding for stimulus-related construction projects; (9) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (10) our rates and time utilization being less than anticipated; (11) our inability to manage credit risk adequately or to collect on contracts with customers; (12) our inability to access the capital that our business or growth plans may require; (13) the incurrence of impairment charges; (14) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (15) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (16) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (17) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (18) management turnover and inability to attract and retain key personnel; (19) our costs being more than anticipated, the inability to realize expected savings in the amounts or timeframes planned; (20) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (21) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (22) competition from existing and new competitors; (23) disruptions in our information technology systems; (24) the costs of complying with environmental, safety and foreign laws and regulations; and (25) increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2013, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:

Fred Bratman

(203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Equipment rentals	$1,133	$1,036	$4,196	$3,455
Sales of rental equipment	134	141	490	399
Sales of new equipment	30	29	104	93
Contractor supplies sales	21	23	87	87
Service and other revenues	20	20	78	83

Total revenues	1,338	1,249	4,955	4,117

Cost of revenues:
Cost of equipment rentals, excluding depreciation	420	401	1,634	1,392
Depreciation of rental equipment	223	208	852	699
Cost of rental equipment sales	82	99	314	274
Cost of new equipment sales	25	23	84	74
Cost of contractor supplies sales	15	17	59	62
Cost of service and other revenues	6	6	25	29

Total cost of revenues	771	754	2,968	2,530

Gross profit	567	495	1,987	1,587
Selling, general and administrative expenses	163	176	642	588
RSC merger related costs	1	13	9	111
Restructuring charge	—	6	12	99
Non-rental depreciation and amortization	61	64	246	198

Operating income	342	236	1,078	591
Interest expense, net	118	196	475	512
Interest expense—subordinated convertible debentures	—	1	3	4
Other income, net	(2)	—	(5)	(13)

Income before provision (benefit) for income taxes	226	39	605	88
Provision (benefit) for income taxes	86	(2)	218	13

Net income	$140	$41	$387	$75

Diluted earnings per share	$1.31	$0.40	$3.64	$0.79

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions)

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$175	$106
Accounts receivable, net	804	793
Inventory	70	68
Prepaid expenses and other assets	53	111
Deferred taxes	260	265

Total current assets	1,362	1,343
Rental equipment, net	5,374	4,966
Property and equipment, net	421	428
Goodwill, net	2,953	2,970
Other intangible assets, net	1,018	1,200
Other long-term assets	103	119

Total assets	$11,231	$11,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$604	$630
Accounts payable	292	286
Accrued expenses and other liabilities	390	435

Total current liabilities	1,286	1,351
Long-term debt	6,569	6,679
Subordinated convertible debentures	—	55
Deferred taxes	1,459	1,302
Other long-term liabilities	69	65

Total liabilities	9,383	9,452

Temporary equity	20	31
Common stock	1	1
Additional paid-in capital	2,054	1,997
Accumulated deficit	(37)	(424)
Treasury stock	(209)	(115)
Accumulated other comprehensive income	19	84

Total stockholders’ equity	1,828	1,543

Total liabilities and stockholders’ equity	$11,231	$11,026

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In millions)	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Cash Flows From Operating Activities:
Net income	$140	$41	$387	$75
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	284	272	1,098	897
Amortization of deferred financing costs and original issue discounts	5	6	21	23
Gain on sales of rental equipment	(52)	(42)	(176)	(125)
Gain on sales of non-rental equipment	(3)	—	(6)	(2)
Gain on sale of software subsidiary	—	2	1	(8)
Stock compensation expense, net	12	9	46	32
RSC merger related costs	1	13	9	111
Restructuring charge	—	6	12	99
Loss on extinguishment of debt securities	—	72	1	72
Loss on retirement of subordinated convertible debentures	—	—	2	—
Increase (decrease) in deferred taxes	70	(21)	167	(16)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(3)	8	(20)	(86)
Decrease (increase) in inventory	20	20	(2)	(2)
Decrease (increase) in prepaid expenses and other assets	67	(1)	60	(18)
(Decrease) increase in accounts payable	(73)	(121)	9	(223)
Decrease in accrued expenses and other liabilities	(32)	(38)	(58)	(108)

Net cash provided by operating activities	436	226	1,551	721
Cash Flows From Investing Activities:
Purchases of rental equipment	(81)	(163)	(1,580)	(1,272)
Purchases of non-rental equipment	(33)	(21)	(104)	(97)
Proceeds from sales of rental equipment	134	141	490	399
Proceeds from sales of non-rental equipment	11	5	26	31
Purchases of other companies, net of cash acquired	—	—	(9)	(1,175)
Proceeds from sale of software subsidiary	—	—	—	10

Net cash provided by (used in) investing activities	31	(38)	(1,177)	(2,104)
Cash Flows From Financing Activities:
Proceeds from debt	874	1,127	3,805	6,013
Payments of debt, including subordinated convertible debentures	(1,284)	(1,268)	(3,965)	(4,370)
Payments of financing costs	(2)	(8)	(2)	(75)
Proceeds from the exercise of common stock options	1	4	6	21
Common stock repurchased	(16)	(3)	(115)	(131)
Cash received (paid) in connection with the 4 percent Convertible Senior Notes and related hedge, net	16	—	(24)	—
Excess tax benefits from share-based payment arrangements, net	—	(1)	—	(5)

Net cash (used in) provided by financing activities	(411)	(149)	(295)	1,453
Effect of foreign exchange rates	(6)	(1)	(10)	—

Net increase in cash and cash equivalents	50	38	69	70
Cash and cash equivalents at beginning of period	125	68	106	36

Cash and cash equivalents at end of period	$175	$106	$175	$106

Supplemental disclosure of cash flow information:
Cash paid for interest, including subordinated convertible debentures	$139	$152	$461	$371
Cash paid for income taxes, net	4	9	48	40

UNITED RENTALS, INC.

SEGMENT PERFORMANCE

($ in millions)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2013	2012	Change		2013	2012	Change
General Rentals
Reportable segment equipment rentals revenue	$1,045	$961	8.7%		$3,869	$3,188	21.4%
Reportable segment equipment rentals gross profit	451	392	15.1%		1,557	1,239	25.7%
Reportable segment equipment rentals gross margin	43.2%	40.8%	2.4	pp	40.2%	38.9%	1.3	pp
Trench Safety, Power & HVAC
Reportable segment equipment rentals revenue	$88	$75	17.3%		$327	$267	22.5%
Reportable segment equipment rentals gross profit	39	35	11.4%		153	125	22.4%
Reportable segment equipment rentals gross margin	44.3%	46.7%	(2.4	pp)	46.8%	46.8%	0.0	pp
Total United Rentals
Total equipment rentals revenue	$1,133	$1,036	9.4%		$4,196	$3,455	21.4%
Total equipment rentals gross profit	490	427	14.8%		1,710	1,364	25.4%
Total equipment rentals gross margin	43.2%	41.2%	2.0	pp	40.8%	39.5%	1.3	pp

UNITED RENTALS, INC.

DILUTED EARNINGS PER SHARE CALCULATION

(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Numerator:
Net income	$140	$41	$387	$75
Convertible debt interest—1 7⁄8 percent notes	—	—	—	—

Net income available to common stockholders	$140	$41	$387	$75
Denominator:
Denominator for basic earnings per share—weighted-average common shares	93.3	92.7	93.4	83.0
Effect of dilutive securities:
Employee stock options and warrants	0.4	0.8	0.5	0.7
Convertible subordinated notes—1 7⁄8 percent	—	0.2	—	—
Convertible subordinated notes—4 percent	11.7	10.9	11.8	10.6
Restricted stock units	0.7	0.6	0.6	0.5

Denominator for diluted earnings per share—adjusted weighted-average common shares	106.1	105.2	106.3	94.8
Diluted earnings per share	$1.31	$0.40	$3.64	$0.79

UNITED RENTALS, INC.

ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “Earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: RSC merger related costs, RSC merger related intangible asset amortization, impact on rental depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet and inventory, pre-close RSC merger related interest expense, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, asset impairment charge, loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures and gain on sale of software subsidiary. Management believes adjusted earnings per share provides useful information concerning future profitability. However, adjusted earnings per share is not a measure of financial performance under GAAP. Accordingly, adjusted earnings per share should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Earnings per share - GAAP, as reported	$1.31	$0.40	$3.64	$0.79
After-tax impact of:
RSC merger related costs (1)	—	0.08	0.05	0.72
RSC merger related intangible asset amortization (2)	0.24	0.25	0.94	0.74
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	(0.01)	—	(0.04)	(0.03)
Impact of the fair value mark-up of acquired RSC fleet and inventory (4)	0.06	0.09	0.25	0.24
Pre-close RSC merger related interest expense (5)	—	—	—	0.19
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (6)	(0.01)	(0.01)	(0.04)	(0.03)
Restructuring charge (7)	—	0.03	0.07	0.64
Asset impairment charge (8)	—	0.01	0.02	0.10
Loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures	—	0.41	0.02	0.45
Gain on sale of software subsidiary (9)	—	0.01	—	(0.05)

Earnings per share - adjusted	$1.59	$1.27	$4.91	$3.76

(1)	Reflects transaction costs associated with the RSC acquisition.
(2)	Reflects the amortization of the intangible assets acquired in the RSC acquisition.
(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(4)	Reflects additional costs recorded in cost of rental equipment sales, cost of equipment rentals, excluding depreciation, and cost of contractor supplies sales associated with the fair value mark-up of rental equipment and inventory acquired in the RSC acquisition. The costs relate to equipment and inventory acquired in the RSC acquisition and subsequently sold.
(5)	In March 2012, we issued $2,825 million of debt in connection with the RSC acquisition. The pre-close RSC merger related interest expense reflects the interest expense recorded on this debt prior to the acquisition date.
(6)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.
(7)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.
(8)	Primarily reflects write-offs of leasehold improvements and other fixed assets in connection with the RSC acquisition.
(9)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION

(In millions)

EBITDA represents the sum of net income, provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the RSC merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and inventory, and the gain on sale of software subsidiary. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliations, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income	$140	$41	$387	$75
Provision (benefit) for income taxes	86	(2)	218	13
Interest expense, net	118	196	475	512
Interest expense – subordinated convertible debentures	—	1	3	4
Depreciation of rental equipment	223	208	852	699
Non-rental depreciation and amortization	61	64	246	198

EBITDA (A)	$628	$508	$2,181	$1,501
RSC merger related costs (1)	1	13	9	111
Restructuring charge (2)	—	6	12	99
Stock compensation expense, net (3)	12	9	46	32
Impact of the fair value mark-up of acquired RSC fleet and inventory (4)	10	15	44	37
Gain on sale of software subsidiary (5)	—	2	1	(8)

Adjusted EBITDA (B)	$651	$553	$2,293	$1,772

A)	Our EBITDA margin was 46.9% and 40.7% for the three months ended December 31, 2013 and 2012, respectively, and 44.0% and 36.5% for the years ended December 31, 2013 and 2012, respectively.
B)	Our adjusted EBITDA margin was 48.7% and 44.3% for the three months ended December 31, 2013 and 2012, respectively, and 46.3% and 43.0% for the years ended December 31, 2013 and 2012, respectively.
(1)	Reflects transaction costs associated with the RSC acquisition.
(2)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.
(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)	Reflects additional costs recorded in cost of rental equipment sales, cost of equipment rentals, excluding depreciation, and cost of contractor supplies sales associated with the fair value mark-up of rental equipment and inventory acquired in the RSC acquisition. The costs relate to equipment and inventory acquired in the RSC acquisition and subsequently sold.
(5)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net cash provided by operating activities	$436	$226	$1,551	$721
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(5)	(6)	(21)	(23)
Gain on sales of rental equipment	52	42	176	125
Gain on sales of non-rental equipment	3	—	6	2
Gain on sale of software subsidiary (5)	—	(2)	(1)	8
RSC merger related costs (1)	(1)	(13)	(9)	(111)
Restructuring charge (2)	—	(6)	(12)	(99)
Stock compensation expense, net (3)	(12)	(9)	(46)	(32)
Loss on extinguishment of debt securities	—	(72)	(1)	(72)
Loss on retirement of subordinated convertible debentures	—	—	(2)	—
Changes in assets and liabilities	12	187	31	571
Cash paid for interest, including subordinated convertible debentures	139	152	461	371
Cash paid for income taxes, net	4	9	48	40

EBITDA	$628	$508	$2,181	$1,501
Add back:
RSC merger related costs (1)	1	13	9	111
Restructuring charge (2)	—	6	12	99
Stock compensation expense, net (3)	12	9	46	32
Impact of the fair value mark-up of acquired RSC fleet and inventory (4)	10	15	44	37
Gain on sale of software subsidiary (5)	—	2	1	(8)

Adjusted EBITDA	$651	$553	$2,293	$1,772

(1)	Reflects transaction costs associated with the acquisition of RSC.
(2)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.
(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)	Reflects additional costs recorded in cost of rental equipment sales, cost of equipment rentals, excluding depreciation, and cost of contractor supplies sales associated with the fair value mark-up of rental equipment and inventory acquired in the RSC acquisition. The costs relate to equipment and inventory acquired in the RSC acquisition and subsequently sold.
(5)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

FREE CASH FLOW GAAP RECONCILIATION

(In millions)

We define free cash flow (usage) as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. Management believes that free cash flow (usage) provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow (usage) is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow (usage) should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow (usage).

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net cash provided by operating activities	$436	$226	$1,551	$721
Purchases of rental equipment	(81)	(163)	(1,580)	(1,272)
Purchases of non-rental equipment	(33)	(21)	(104)	(97)
Proceeds from sales of rental equipment	134	141	490	399
Proceeds from sales of non-rental equipment	11	5	26	31
Excess tax benefits from share-based payment arrangements, net	—	(1)	—	(5)

Free cash flow (usage)	$467	$187	$383	$(223)